Exhibit 1.01
Conflict Minerals Report of Ascena Retail Group, Inc.
In accord with Rule 13p-1 under the Securities Exchange Act of 1934
For the Year Ending December 31, 2017
This Conflict Minerals Report (“CMR”) was prepared by Ascena Retail Group, Inc. on behalf of itself and its subsidiary brands (collectively, “Ascena” or the “Company”) for calendar year 2017 pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”).

1.	Introduction
This CMR describes Ascena’s due diligence process conducted pursuant to the requirements of Rule 13p-1 and Form SD. Capitalized terms used and not otherwise defined in this CMR have the meanings contained in the Form SD of which it is a part.

2.	Conflict Minerals Policy
The Company has established a policy relating to the responsible sourcing of Conflict Minerals by its suppliers (the “Conflict Minerals Policy”). The Conflict Minerals Policy is available at www.ascenaretail.com, under “for investors,” accessible through the “Investor Relations Menu,” under the “Corporate Governance” tab.
The Conflict Minerals Policy indicates that the Company is dedicated to working with its suppliers to increase transparency regarding the origin of minerals contained in its products. The Conflict Minerals Policy states that the Company expects its suppliers to:

•	Avoid the use of Conflict Minerals that may finance directly or benefit armed groups in the Democratic Republic of the Congo (“DRC”) and adjoining countries.

•
Participate fully in the Company’s inquiry regarding their use of Conflict Minerals, including providing complete, accurate and timely responses to surveys and other inquiries submitted by or on behalf of the Company.

The Conflict Minerals Policy states that the Company supports the humanitarian goal of ending the illegal trade of Conflict Minerals originating in the DRC and adjoining countries. The Conflict Minerals Policy is intended to encourage responsible sourcing from the DRC and adjoining countries.

3.	Product Description and Identified Smelters
Ascena and its subsidiary brands do not directly source Conflict Minerals from mines, smelters or refiners, and in most cases are many levels removed from these suppliers. However, Ascena and its subsidiary brands contract to manufacture products that contain tin and/or gold, such as apparel, accessories, footwear, and jewelry. Ascena conducted an analysis of its products and found small quantities of tin, tantalum, tungsten and/or gold (“3TG”) metals present in some of its brands’ products. Most of the materials content are not 3TG metals.

The Company endeavored to determine the mine or location of origin of the necessary 3TG metals contained in its in-scope products by requesting that the suppliers provide it with a completed Conflict Minerals Reporting Template (“CMRT”) and through other measures described in this CMR and Form SD of which it is a part. Suppliers were requested to use the Conflict-Free Sourcing Initiative’s (“CFSI”) CMRT version 4.0 or higher to identify 3TG smelters or refiners (“SORs”) and associated countries of origin.
Below is a summary of verified (as of April 19, 2018) Countries of Origin for in-scope SORs identified by the suppliers during Ascena’s reasonable country of origin inquiry (“RCOI”) and due diligence. The listed countries of origin are derived from information made available by the CFSI to its members.

Conflict Mineral	Region/Country of Origin may include the following
Gold	Australia, Brazil, Canada, China, Germany, Italy, Japan, Republic of Korea, Switzerland, Turkey, and United States

Tin	Belgium, Bolivia, Brazil, China, Indonesia, Republic of Korea, Malaysia, Peru, Thailand, and United States

Tungsten	None

Tantalum	None
Not all of the in-scope SORs may have processed the necessary 3TG metals contained in Ascena’s in-scope products, since some suppliers reported at the “company level,” meaning that they reported the 3TG metals contained in all of their products, not just those in the products that they sold to Ascena. Some suppliers also may have reported SORs that were not in Ascena’s supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons. In addition, the SORs may not include all of the SORs in Ascena’s supply chain, since some suppliers did not identify all of their SORs and because not all suppliers responded to Ascena’s inquiries.

4.	Design of Due Diligence Measures
Ascena’s due diligence process is based on the Organization for Economic Co-operation and Development’s (“OECD’s”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements (collectively, OECD Guidance). 3

5.	Due Diligence Measures Implemented
Ascena does not have a direct relationship with any mineral SORs. Therefore, our due diligence fact-finding was completed via communications with our suppliers. Due diligence measures undertaken by the Company include the following:

•
Develop and maintain a conflict minerals policy. Ascena’s Conflict Minerals Policy is available at www.ascenaretail.com, under “for investors,” through the “Investor Relations Menu,” under the “Corporate Governance” tab.

•	Establish and maintain an internal team to support supply chain due diligence.

•
Develop and implement a pre-sourcing survey sent to suppliers prior to RCOI in efforts to determine in-scope suppliers, narrowing the field for further processing and yielding a consistently improving response rate each year.

•	Devise and maintain a risk management plan.

•	Continue implementation of the risk management plan, monitor and track risk mitigation, report to senior management and evaluate supplier relationship.

•	Utilizing internal and external resources, implement internal process and contractual measures in order to strengthen engagement with suppliers.

•	Incorporate Ascena’s Conflict Minerals Policy in its supplier on-boarding process.

•	Conduct training for internal parties responsible for requesting new suppliers.

•	Establish and maintain a grievance mechanism.

•	Identify SORs in the supply chain.

•	Maintain and refine strategic responses to supply chain risks.

•	Report risk management findings to senior management.

•	Maintain risk management remediation procedures for non-compliant suppliers, allowing suppliers 6 months to find compliant SORs, after which the relationship would be suspended or terminated.
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3 OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Supplement on Tin, Tantalum and Tungsten and Supplement on Gold 2016, available at http://www.oecd.org/daf/inv/mne/OECD-Due-Diligence-Guidance-Minerals-Edition3.pdf.

•
Report Annually on Supply Chain Due Diligence. This Form SD and CMR contained herein are available at www.ascenaretail.com, under “for investors,” through the “Investor Relations Menu,” under the “SEC” tab.

6.    Future Efforts to Mitigate Risk The Company intends to continuously improve upon its supply chain due diligence efforts to mitigate the risk that Conflict Minerals sourced for its brands’ products benefit armed groups in the Covered Countries, by implementing the following measures:

•
Maintain and refine Ascena’s Conflict Minerals Policy. Ascena’s Conflict Minerals Policy is available at www.ascenaretail.com, under “for investors,” accessible through the “Investor Relations Menu,” under the “Corporate Governance” tab.

•	Continue to engage suppliers to provide training and relay the importance of Conflict Minerals reporting requirements.

•	Incorporate an e-learning tool during the supplier onboarding process.

•	Maintain an internal cross-functional team with members from Sourcing, Compliance, Finance, Internal Audit and Legal Departments.

•	Utilizing internal and external resources, implement internal process and contractual measures in order to strengthen engagement with suppliers.

•	Continue to maintain a grievance mechanism.

•
Grievances relating to the sourcing of Conflict Minerals contained in the Company’s products can be reported by calling the Company’s Hotline, by web or by email/mail, information for which is available at www.ascenaretail.com, under “for investors,” accessible through the “Investor Relations Menu,” under the “Corporate Governance” tab.

•
Maintain a strategy (i.e., corrective action plan and escalation plan) to respond to supply chain risks by directing suppliers to training resource materials, engaging with suppliers that may have sourced Conflict Minerals from Covered Countries that did not originate from a certified SOR, and working with suppliers to use the most current version of the CMRT and require smelter identifications numbers.

•
Clearly communicate expectations to suppliers with regard to their performance, transparency, sourcing, and effort to provide accurate and complete information about the SORs in their supply chains that process Conflict Minerals.

•	Continue to compare RCOI results to information collected via independent conflict free smelter validation programs such as the EICC/GeSI Conflict Free Smelter program.

•
Continue to improve agreements with suppliers, which hold suppliers in breach of contract, exposing them to possible fines, suspension or termination, should they fail to comply with Ascena’s Conflict Minerals policy and reporting requirements. Continue to expand and further implement training and education resources to be made available to its suppliers.

•	Continue as an active member of CFSI, supporting industry level implementation of 3rd party SOR audits.

•	Continue to engage suppliers to encourage further improvement and reliability in its SORs.

•
Report Annually on Supply Chain Due Diligence. This Form SD and CMR contained herein are available at www.ascenaretail.com, under “for investors,” through the “Investor Relations Menu,” under the “SEC” tab.

7.	Independent Private Sector Audit
This CMR is not audited, as a private sector audit is not required under Rule 13p-1.

8.	Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “intend” and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary Conflict Minerals benefit armed groups (as defined in Rule 13p-1).
Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to:

(1) the continued implementation of satisfactory compliance measures by our direct suppliers on a timely basis or at all, (2) whether SORs and other market participants responsibly source Conflict Minerals and (3) political and regulatory developments, whether in the Covered Countries, the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this document or to reflect the occurrence of unanticipated events.